Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts” in the Registration Statement (Form S-3 to be filed on or about March 9, 2007) and related Prospectuses of Magellan Midstream Holdings, L.P. for the registration of common units representing limited partner interests and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements of Magellan Midstream Holdings, L.P., Magellan Midstream Holdings, L.P.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Magellan Midstream Holdings, L.P., and the consolidated balance sheets of Magellan Midstream Holdings GP, LLC, all of which are included in Magellan Midstream Holdings, L.P.’s Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

March 8, 2007